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                                                                   Exhibit 10.10


                           STOCK PURCHASE AGREEMENT
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     AGREEMENT made November 30, 1998, among Coral Reserves Group, Ltd., an
Oklahoma Corporation (hereinafter referred to as the "Coral, Ltd."), Coral Reserves, Inc., an Oklahoma Corporation (hereinafter referred to as the "Coral, Inc.") and Coral Reserves Energy Corp., an Oklahoma Corporation (hereinafter referred to as the "Coral Energy") or hereinafter collectively referred to as "Corporations" and Michael Mewbourn (hereinafter called the "Purchaser").

     1.   Authority.     This Agreement is made pursuant to resolutions adopted
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by the Directors and shareholders of the Corporations at meetings regularly called for that purpose.

     2.   Effective Date.  The Effective Date of this Agreement shall be
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November 30, 1998.

     3. Sale. The Corporations hereby sell to the Purchaser and the Purchaser hereby purchases five (5) percent of the issued and outstanding common stock of each Corporation as of the close of business on the Effective Date of this Agreement. The purchase price shall be the fair market value of the stock. Purchaser shall acquire the following number of shares of stock from each
Corporation:

          Corporation                          No. of Shares
          -----------                          -------------

          Coral, Ltd.                                32
          Coral, Inc.                                53
          Coral Energy                               53

     4.   Price.  The purchase price paid for each share of stock pursuant to
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this agreement shall be an amount equal to (i) thirty (30) times the mean average of the monthly net after tax income of the Corporations, based on the six (6) month period including the month in which the purchase is made and the five (5) months immediately preceding the month in which the purchase is made, divided by (ii) the total issued and outstanding shares of stockof each Corporation immediately prior to the purchase, however, the price shall not be less than book value. In computing net after tax income, the annual base salaries of the Shareholders shall be deducted as expenses, bonuses paid to the Shareholders shall not be deducted as expenses, and taxes shall be estimated, calculated and prorated on an annual basis and as if all the Corporations were "C" Corporations rather than Subchapter "S" corporations. Except as required by the terms of this agreement, the value of the Corporations shall be computed in accordance with the methods consistently used by the Corporations in preparation of their financial statements, as of the close of business on the last day of each month. Goodwill shall not be included in the assets of the Corporations.

     5.   Payment.  The Purchaser shall execute a promissory note, payable to
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the Corporations, and in the amount of the purchase price of the stock.  The note shall bear interest at an annual rate equal to the discount rate charged by the New York Federal Reserve Bank. The
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interest rate shall be adjusted semi-annually. The promissory note shall be non-
recourse and secured by the stock being purchased. The note shall mature three years from execution date and shall be due with accrued interest at that time. However, the note and accrued interest shall be forgiven thirty-three and one third (33 1/3) percent of each year of service to the Corporations by the Purchaser after the Effective Date up to the full amount of the note and interest. In addition, the Corporations shall pay at the time of forgiveness a bonus to the Purchaser of forty (40) percent of each amount of principal and interest forgiven.

     6.   Restriction of Stock.  The stock sold to Purchaser shall be subject to
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the terms of the Shareholders Agreement of the Corporations effective November
20, 1998. The Purchaser represents that his purchase of stock is for investment for his own account and not for resale.

     7.   Default.  In the event that the Purchaser defaults in any payment of
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the purchase price and such default continues for a period of thirty (30) days, the amounts previously received by the Corporations shall be retained as damages and the Corporations may retain the stock as full payment of the note and the Purchaser shall have no rights whatsoever in the stock nor any liability for the unpaid balance of the purchase price.

     8.   Benefit.  This Agreement shall be binding upon and shall inure to the
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benefit of the parties hereto, their respective successors, assigns, and legal representative. The Corporations have the right to assign or pledge this Agreement and to deliver and repledge the collateral, or any part thereof, and such assignee or pledgee shall become entitled to all the rights of the Corporations hereunder to the extent of such assignment, pledge, or repledge.

     9.   Construction.  In the event any parts of this Agreement are found to
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be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

     10   Gender.  Wherever in this Agreement, words, including pronouns, are
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used in the masculine, they shall be read and construed in the feminine or neuter whenever they would so apply, and wherever in this Agreement, words, including pronouns, are used in the singular or plural, they shall be read and construed in the plural or singular, respectively, wherever they would so apply.

     11.  Governing Law.  This Agreement shall be subject to, and governed by,
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the laws of the State of Oklahoma irrespective of the fact that one or more of the parties now is, or may become, a resident of a different state.

     12.  Notices.  All notices under this Agreement shall at the option of the
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sender be either served personally upon the party or parties to whom such notice is directed, or shall be mailed certified mail, postage paid, to the party to whom it is directed at the residence address of the party to whom directed of which the sender is reasonably aware of or should be aware of and such mailing shall constitute full and adequate notice on the date of such mailing of the matter so mailed.
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     13.  Right to Alter.  This Agreement may be altered, amended, or modified
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only in writing signed by all of the parties hereto.



                                    Coral Reserves Group, Ltd.


                                    By:_________________________________
                                         Leo E. Woodard

                                    Coral Reserves, Inc.


                                    By:_________________________________


                                    Coral Reserves Energy Corp.


                                    By:_________________________________



                                    ____________________________________
                                    Michael Mewbourn